EXHIBIT 4.2

Amendment No. 1 to Assisted Living Concepts, Inc. 2002 Incentive Award Plan

The Board of Directors and Compensation Committee of Assisted Living Concepts, Inc. (the “Company”) approved the following amendment to the Company’s 2002 Incentive Award Plan (the “Stock Option Plan”) on March 31, 2004 increasing the aggregate number of shares that may be issued under the Stock Option Plan to 750,000.

     1. Section 2.1(a) of the Stock Option Plan is hereby amended to provide in its entirety as follows:

      2.1 Shares Subject to Stock Option Plan

      (a) The shares of stock subject to Awards shall be Common Stock, initially shares of the Company’s Common Stock. Subject to adjustment as provided in Section 11.3, the aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed 750,000. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.